Exhibit 99

CoLucid Pharmaceuticals Announces 2016 Third Quarter Results and Corporate Highlights

CAMBRIDGE, MA – November 9, 2016 – CoLucid Pharmaceuticals, Inc. (NASDAQ: CLCD) today reported financial and operating results for the quarter ended September 30, 2016.

Corporate Highlights

In September 2016 CoLucid announced that it had completed its first pivotal Phase 3 clinical trial of lasmiditan oral tablets, SAMURAI, which was a randomized, double-blind, placebo-controlled parallel group study designed to evaluate the efficacy and safety of lasmiditan (100 mg and 200 mg) in comparison to placebo. Both the 100 mg and 200 mg doses of lasmiditan were efficacious on migraine headache pain freedom, the primary endpoint, and most bothersome associated symptom freedom, the key secondary endpoint, at the two-hour time point (p < 0.001). Both the primary and key secondary endpoints of SAMURAI conform to the U.S. Food and Drug Administration’s (“FDA”) draft Guidance for Industry, Migraine: Developing Drugs for Acute Treatment, issued in October 2014.  Both the 100 mg and 200 mg doses of lasmiditan were also more efficacious than placebo on headache pain relief at the two-hour time point (p < 0.001), as a rescue medication on headache pain freedom at the two-hour time point (p < 0.001 and p < 0.012), in reducing migraine related disability at the two-hour time point (p < 0.001) and in improving Patient Global Impression of Change (p < 0.001). Lasmiditan was well tolerated with no significant difference in cardiovascular adverse events in patients dosed with lasmiditan versus placebo. SAMURAI is the first of two Phase 3 pivotal trials of lasmiditan, each being conducted under a Special Protocol Assessment (“SPA”) - agreement with the FDA.

At the 5th European Headache and Migraine Trust International Congress (“EHMTIC”) in September 2016, an interim update on CoLucid’s Phase 3 long-term, open-label trial evaluating lasmiditan, the GLADIATOR study was also presented by Dr. Uwe Reuter, Department of Neurology and Director of the Headache Center, Charité Universitätsmedizin Berlin.  Migraine patients who have completed SAMURAI, as well as CoLucid’s second Phase 3 pivotal trial, SPARTAN, have been eligible to enroll in GLADIATOR. GLADIATOR is expected to enroll up to a total of 2,580 patients, who will be randomized to receive 100 mg or 200 mg of lasmiditan, and treat up to eight migraine attacks per month for one year.

For a more complete discussion of the SAMURAI trial results, including discussion of treatment emergent adverse events and study design as well as the full EHMTIC symposium presentations for SAMURAI and GLADIATOR see http://investor.colucid.com.

On September 14, 2016 the Company closed a follow-on public offering of shares of its common stock which resulted in the sale of 3,737,500 shares of common stock at a price to the public of $20.00 per share.  The aggregate net proceeds received by the Company from the offering were approximately $69.9 million, net of underwriting discounts and commissions of approximately $4.6 million and approximately $0.3 million of offering expenses paid by the Company.

“This quarter was transformative for CoLucid as SAMURAI demonstrated that lasmiditan oral tablets, either 100 mg or 200 mg, may become an important acute treatment for migraine,” said Thomas P. Mathers, Chief Executive Officer. “Given that in SAMURAI, lasmiditan demonstrated efficacy as a primary treatment, successfully met the secondary endpoint as a rescue medication, and was well tolerated even in a patient demographic rich with cardiovascular risk factors and conditions, we are very encouraged by the prospects of potentially offering migraine patients the first new mechanism of action for acutely treating their migraines in over twenty years.  We believe our recently completed follow-on public offering has afforded us the necessary capital to potentially submit a New Drug Application (“NDA”) to the FDA for lasmiditan in the first half of 2018, pending the outcome of our SPARTAN Phase 3 clinical trial and other necessary development activities.”

2016 Financial Results

The Company ended the third quarter of 2016 with cash, cash equivalents, and investments of $100.2 million compared to $64.5 million at year-end 2015.   The increase was due to the follow-on public offering of 3.7 million shares of CoLucid common stock which was completed in the third quarter of 2016 and generated approximately $69.9 million in net proceeds to the Company.  The Company believes it has sufficient cash, cash equivalents and available for sale securities to enable it to fund the remainder of SPARTAN, a substantial portion of GLADIATOR, and the submission of an NDA to the FDA for lasmiditan.  The Company also estimates that such funds will support its operating expenses and capital expenditure requirements through at least the second quarter of 2018.

Research and development expenses were approximately $10.5 million in the third quarter of 2016 compared to $5.8 million for the third quarter of 2015.   The increase in R&D expense was primarily due to the increased costs associated with the lasmiditan Phase 3 clinical program including GLADIATOR, which began enrollment in October 2015 and SPARTAN which began enrollment in May 2016.

General and administrative expenses were approximately $2.2 million in the third quarter of 2016 compared to $3.2 million for the third quarter of 2015.  The decrease in G&A expense is due to a $1.2 million reduction in stock compensation expense between the two periods.

Net loss attributable to common stockholders for the third quarter of 2016 was $12.7 million, or $0.79 per share, compared to $8.9 million, or $0.59 per share, for the third quarter of 2015.

About Lasmiditan

Lasmiditan has been designed for the acute treatment of migraine headaches in adults without the vasoconstrictor activity associated with previous generations of migraine therapies.  It selectively targets 5-HT1F receptors expressed in the trigeminal pathway.  Lasmiditan has been given the generic stem name “ditan,” which distinguishes it from other drug classes, including triptans, the current standard of care for migraine.

CoLucid is currently enrolling patients in a second pivotal Phase 3 clinical trial of lasmiditan oral tablets, SPARTAN. The objective of SPARTAN is to evaluate the safety and efficacy of lasmiditan (50 mg, 100 mg and 200 mg) in comparison to placebo two hours after dosing on freedom from migraine headache pain, which is the primary endpoint, and on freedom from the most bothersome associated symptom of migraine (nausea, phonophobia or photophobia), which is the key secondary endpoint. SPARTAN is a randomized, double-blind, placebo-controlled parallel group study.  The study is expected to treat a single migraine in up to 2,226 migraine patients with lasmiditan at approximately 140 sites in the United States, United Kingdom and Germany.  CoLucid expects that migraine patients enrolled in SPARTAN will include those who also have one or more cardiovascular risk factors, stable cardiovascular disease or known coronary artery disease (“CAD”). CoLucid has obtained an SPA agreement from the FDA for SPARTAN. Top-line results from SPARTAN are expected in the second half of 2017.

CoLucid is also currently enrolling patients in GLADIATOR, a Phase 3 long-term, open-label trial of lasmiditan. GLADIATOR’s objective is to evaluate the safety and efficacy of lasmiditan, (both the 100 mg and 200 mg dose) as well as resource utilization, functional outcomes and disability. Based on the results of GLADIATOR, CoLucid intends to build an appropriate safety database to support an NDA for lasmiditan. At the time of the NDA submission, it is anticipated that there will be more than 15,000 patient exposures to lasmiditan in the entire clinical program.

About Migraine

Migraine is the leading cause of disability among neurological disorders in the United States according to the American Migraine Foundation.  An estimated 36 million Americans suffer from migraine.  Migraine can be extremely disabling and costly, accounting for more than an estimated $20 billion in direct (e.g., doctor visits, medications) and indirect (e.g., missed work, lost productivity) expenses each year in the United States.

About CoLucid Pharmaceuticals, Inc.

CoLucid is developing oral lasmiditan for the acute treatment of migraine headaches in adults and intravenous lasmiditan for the acute treatment of headache pain associated with migraine in adults in emergency room and other urgent care settings.

Forward-Looking Statements

Certain of the statements made in this press release are forward looking, such as those, among others, relating to CoLucid’s expectations for lasmiditan’s efficacy, clinical trial enrollment goals and the timing of clinical trial results and future clinical trials, and sufficiency of cash. Actual enrollment results, use of cash and other developments may occur that differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include risks that enrollment goals will not be met, trials may not be commenced or successful or may take longer to complete than anticipated, and projected cash needs and expected financial results may be different. More information about the risks and uncertainties faced by CoLucid are contained in its periodic reports filed with the Securities and Exchange Commission. CoLucid disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT

Thomas Mathers                                                    Hans Vitzthum

Chief Executive Officer                                         Managing Director

CoLucid Pharmaceuticals, Inc.                              LifeSci Advisors, LLC.

(857) 285-6494                                                      (212) 915-2568

CoLucid Pharmaceuticals, Inc.

Condensed Statements of Operations and Comprehensive Loss

(in thousands, except share and per share data)

(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2016	2015	2016	2015
Operating expenses:
Research and development	$10,509	$5,777	$35,709	$13,534
General and administrative	2,211	3,219	6,491	6,049
Total operating expenses	12,720	8,996	42,200	19,583
Loss from operations	(12,720)	(8,996)	(42,200)	(19,583)
Other income:
Interest income, net	63	46	206	73
Total other income, net	63	46	206	73
Net loss before income tax expense	(12,657)	(8,950)	(41,994)	(19,510)
Income tax expense	—	—	—	—
Net loss	(12,657)	(8,950)	(41,994)	(19,510)
Gain on extinguishment of convertible stock	—	—	—	4,798
Accretion of redeemable preferred stock	—	—	—	(12,553)
Net loss attributable to common stockholders	$(12,657)	$(8,950)	$(41,994)	$(27,265)
Per common share information:
Net loss attributable to common stockholders, basic and diluted	$(0.79)	$(0.59)	$(2.70)	$(3.27)
Weighted-average common shares outstanding, basic and diluted	16,057,462	15,153,135	15,543,386	8,336,147

CoLucid Pharmaceuticals, Inc.

Condensed Balance Sheets

(in thousands, except share data)

(unaudited)

	September 30,	December 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$83,540	$27,978
Available for sale securities (less than 1 year)	16,641	36,530
Prepaid expenses and other current assets	769	809
Total current assets	100,950	65,317
Other assets	21	21
Total assets	$100,971	$65,338
Liabilities
Current liabilities:
Accounts payable	$4,151	$1,649
Accrued expenses	4,782	3,780
Total current liabilities	8,933	5,429
Deferred revenue	1,500	1,500
Total liabilities	10,433	6,929
Commitments and contingencies (note 7)
Stockholders’ equity
Common stock, $0.001 par value; 270,000,000 shares authorized; 19,236,480 and 15,153,135 shares issued and outstanding as of September 30, 2016 and December 31, 2015, respectively	19	15
Additional paid-in capital	219,601	145,532
Accumulated other comprehensive income (loss)	7	(43)
Accumulated deficit	(129,089)	(87,095)
Total stockholders’ equity	90,538	58,409
Total liabilities and stockholders’ equity	$100,971	$65,338